UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2019

BANC OF CALIFORNIA, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35522	04-3639825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 MacArthur Place, Santa Ana, California		92707
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (855) 361-2262
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2019, the Board of Directors (the “Company Board”) of Banc of California, Inc. (the “Company”) adopted resolutions to appoint Jared M. Wolff, age 49, as (i) the Company’s President and Chief Executive Officer and (ii) a Class II director of the Company, with such appointments to be effective as of March 18, 2019 (the “Transition Date”). Mr. Wolff has also been appointed as President and Chief Executive Officer of Banc of California, N.A., a wholly owned subsidiary of the Company (the “Bank”), and as a member of the Bank’s board of directors, effective as of the Transition Date. On March 3, 2019, Douglas H. Bowers, the Company’s President and Chief Executive Officer, notified the Company Board that he will depart from his roles as (i) President and Chief Executive Officer of the Company and the Bank and (ii) a Class II director of the Company and a director of the Bank, effective as of the Transition Date. Mr. Bowers will remain as a non-executive employee to assist with the transition of the President and Chief Executive Officer role until April 29, 2019 (the “Departure Date”).

Appointment of Jared Wolff as President and Chief Executive Officer

Since May 2018, Mr. Wolff has served as Executive Vice President, General Counsel and Corporate Secretary of City National Bank. From January 2018 to May 2018, he served as Senior Vice President and Deputy General Counsel of City National Bank. From 2015 to 2017, Mr. Wolff served as Co-Managing Partner of Quarter Group, LLC, a real estate investment company focused on acquiring urban property. From 2002 to 2014, Mr. Wolff was at PacWest Bancorp and its subsidiary, Pacific Western Bank, where he served as Executive Vice President, General Counsel and Corporate Secretary of PacWest Bancorp and as a director and President of Pacific Western Bank. During his tenure at PacWest, Mr. Wolff managed line and staff functions, oversaw the execution of significant bank and finance company acquisitions and had oversight responsibility for corporate governance, risk management, compliance and internal audit, among other areas. Mr. Wolff received an undergraduate degree from Duke University and a master’s degree from Middlebury College. He earned his law degree at the University of Michigan and is admitted to practice law in both California and New York.

In connection with his appointment, Mr. Wolff, the Company and the Bank entered into an Employment Agreement (the “Employment Agreement”) dated March 4, 2019 to provide that Mr. Wolff will be employed by the Company from March 18, 2019 (the “Effective Date”) through February 28, 2022, unless terminated sooner or extended as provided in the Employment Agreement. Pursuant to the Employment Agreement, Mr. Wolff will receive an initial annual base salary of $750,000. In addition, Mr. Wolff will be eligible to receive an annual bonus with an annual target bonus opportunity equal to 100% of the rate of annual base salary in effect. The actual annual bonus earned may be between 0% and 150% of the target bonus, depending on the level of achievement of applicable goals. For fiscal year 2019, the annual bonus will be prorated but no less than $562,500. Regardless of the target bonus metrics for a particular year, the actual bonus for that year will be 150% of the target bonus if the Company’s actual net income exceeds 115% of the Company’s budgeted net income and the Bank is operated in a manner consistent with its risk profile, as approved by the Company Board.

Pursuant to the Employment Agreement, Mr. Wolff will be granted inducement equity awards under the Company’s 2018 Omnibus Stock Incentive Plan amounting to $3 million (with the number of shares to be determined based on the closing price of the Company’s common stock on the day immediately preceding the grant date), $2 million of which will be in the form of restricted stock subject solely to service-based vesting conditions (the “Time-Based Award”) and $1 million of which will be in the form of restricted stock units subject to performance-based and service-based vesting conditions (the “Performance-Based Award”). Subject to Mr. Wolff’s continued employment, one-fourth (1/4) of the Time-Based Award will vest on each of the first four anniversaries of the Effective Date and (ii) the Performance-Based Award will vest on December 31, 2021, if and to the extent applicable performance-based vesting conditions are achieved.

In the event of the termination of Mr. Wolff’s employment for any reason, he will be entitled to any accrued payments and benefits.

In addition, in the event that, during the term of the Employment Agreement, the Company and the Bank terminate Mr. Wolff’s employment without “cause” or give notice of non-renewal of the term of the Employment Agreement or Mr. Wolff resigns with “good reason,” as such terms are defined in the Employment Agreement, then, subject to certain conditions, Mr. Wolff will be entitled to: (i) severance pay equal to the sum of (A) 100% of his annual base salary then in effect and (B) 50% of his target annual bonus opportunity then in effect; (ii) for 12 months, monthly payments equal to Mr. Wolff’s monthly COBRA premiums minus the amount he paid for his monthly health-care premiums prior to the date of termination; and (iii) full vesting of his outstanding inducement equity awards described above; provided that if the termination occurs within the two-year period following a change of control, Mr. Wolff'’s severance pay will be equal to 300% of the sum of his annual base salary and actual bonus (or expected actual bonus as determined by the Company Board’s Compensation Committee, whichever is higher) then in effect, his outstanding equity-based awards will vest (with any performance-based equity awards generally vesting at target performance levels) and the monthly payments equal to Mr. Wolff’s monthly COBRA premiums minus the amount he paid for his monthly health-care premiums prior to the date of termination will continue for 18 months.

Finally, in the event that any of Mr. Wolff’s payments or benefits under the Employment Agreement or otherwise would become subject to excise taxes imposed by Section 4999 of the Internal Revenue Code (the “Excise Taxes”), such payments or benefits will be (i) delivered in full, or (ii) reduced such that no portion of the payments or benefits would be subject to the Excise Taxes, whichever is more favorable on an after-tax basis to Mr. Wolff.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Mr. Wolff is also expected to enter into the same form of indemnification agreement with the Company as the Company’s other directors and certain of the Company’s, which agreement supplements the indemnification provisions of the Company’s charter by contractually obligating the Company to indemnify, and to advance expenses to, such persons to the fullest extent permitted by applicable law.

Mr. Wolff has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, has no arrangement or understanding between him and any other person required to be disclosed pursuant to Item 401(b) of Regulation S-K and has no family relationships required to be disclosed pursuant to Item 401(d) of Regulation S-K.

As of the date hereof, Mr. Wolff has not yet been designated as a member of any of the Board’s committees.

Departure of Douglas H. Bowers as President, Chief Executive Officer and Director

In connection with Mr. Bowers’s departure as President and Chief Executive Officer, he has executed a separation agreement and general release, a form of which was included as an appendix to Mr. Bowers’ existing employment agreement with the Company and the Bank (the “Release”). Subject to compliance with the various covenants and agreements contained in the Release, Mr. Bowers will be entitled to receive severance payments and benefits in accordance with the terms of his existing employment agreement. The Release also provides that no further vesting will occur with respect to Mr. Bowers’s unvested equity awards. The Release further provides that the 24-month non-solicitation restriction of Mr. Bowers’s existing employment agreement will only be enforced by the Company for 12 months following the Departure Date.

The foregoing description of the Release is qualified in its entirety by reference to the full text of the Release, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 8.01    Other Events.

On March 5, 2019, the Company issued a press release announcing the appointment of Mr. Wolff as the Company’s President and Chief Executive Officer and the departure of Mr. Bowers. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	Employment Agreement, dated as of March 4, 2019 by and between Banc of California, Inc. and Banc of California, N.A. and Jared Wolff
10.2	Separation Agreement and General Release dated as of March 4, 2019 by and between Banc of California Inc. and Banc of California, N.A. and Douglas Bowers
99.1	Press Release dated March 5, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANC OF CALIFORNIA, INC.

March 5, 2019	/s/ Angelee J. Harris
Angelee J. Harris
Executive Vice President, General Counsel